UNIFIRST CORPORATION
AMENDMENT NO. 1 TO
AMENDED AND RESTATED
2010 STOCK OPTION AND INCENTIVE PLAN

In accordance with the provisions of the UniFirst Corporation Amended and Restated 2010 Stock Option and Incentive Plan (the “Plan”), the Plan is hereby amended as follows:

1.	Section 15(b) is hereby amended and restated as follows:

“(b)    Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate (or in the case of Restricted Stock Awards, the Company’s minimum required tax withholding obligation) or such lesser amount as is necessary to avoid adverse accounting treatment or as determined by the Administrator. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount.”

2.	Except as modified herein, the Plan is not modified in any respect and remains in full force and effect.

Approved by the Board of Directors: January 9, 2018